Exhibit 99.1

TIX Corporation Announces New Stock Repurchase Program

STUDIO CITY, Calif., June 18, 2009 -- Tix Corporation (Nasdaq:TIXC), a leading integrated entertainment company providing discount and premium ticketing services, event and branded merchandising, and production/promotion of live concert and theatrical events, today announced that its Board of Directors has authorized a new stock repurchase program. The authorization allows the Company to repurchase up to 1 million shares of the Company's common stock from time to time in the open market or privately negotiated transactions. The stock repurchase program will be in effect for a period of two years commencing June 23, 2009. As of June 15, 2009, the Company had approximately 32.8 million shares of common stock outstanding. As of March 31, 2009, the Company had approximately $10.6 million in cash and no debt.

Under the previous stock repurchase program that commenced August 25, 2008, the Company had repurchased the maximum 1 million shares authorized under that program.

“We have been very pleased with the performance of our businesses and are confident in the Company's growth prospects in both the near and longer terms. Our discount ticketing and family-oriented entertainment offerings position us well to continue to benefit from today’s value-oriented consumer,” stated Mitch Francis, Chief Executive Officer. “Our strong balance sheet and the cash generated by our businesses provide the resources to not only evaluate accretive acquisition opportunities, but also to enhance shareholder value through using our cash flow from operations to repurchase shares at what we believe are currently undervalued levels.”

About TIX Corporation

Tix Corporation is an integrated entertainment company providing discount and premium ticketing services, event and branded merchandising, and production/promotion of live concert and theatrical events. It currently operates six prime locations in Las Vegas under the Tix4Tonight marquee, offering up to a 50 percent discount for same-day shows, concerts, attractions and sporting events, as well as discount reservations for golf and dining. The Company also offers premium tickets to concerts, theater and sporting events throughout the United States under its Tix4AnyEvent.com brand.  Newly launched Tix4Members.com offers closed groups discount tickets for nationwide events through a co-branded website with Costco.  The Company’s Exhibit Merchandising operation is engaged in branded merchandise development and sales activities related to museum exhibitions and Broadway shows worldwide. Its client roster includes:  the King Tutankhamen exhibits and The 101 Dalmatians Musical, which opens in October. Tix Productions produces and promotes first class live entertainment throughout the United States and Canada.  Its Magic Arts & Entertainment division produces The Magic of David Copperfield, Michael Flatley’s Lord of the Dance, The Christmas Music of Mannheim Steamroller, Rain - a Tribute to the Beatles and the highly anticipated production of The 101 Dalmatians Musical.  NewSpace Entertainment operates the Broadway subscription series in 10 US cities.

Safe Harbor Statement

Except for the historical information contained herein, certain matters discussed in this press release are forward-looking statements which involve risks and uncertainties. These forward-looking statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are discussed in the Company's various filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements.

CONTACT: ICR, Inc.
         John Mills
         Anne Rakunas
         (310) 954-1100